Exhibit 16

July 14, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 14, 2004, of American Woodmark Corporation and are in agreement with the statements contained in paragraphs 1, 2, 3, and 5 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP